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                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                          File Number 333-34275


                    PROSPECTUS SUPPLEMENT DATED JUNE 6, 1997
                                       to
          Prospectus Dated May 5, 1997 as Supplemented on June 2, 1997

                                  $57,500,000

                                 INTEVAC, INC.

               6-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF


        This Prospectus Supplement supplements the Prospectus dated May 5, 1997 (the "Prospectus") of Intevac, Inc. (the "Company") relating to resales from time to time by holders of $57,500,000 aggregate principal amount of 6-1/2% Convertible Subordinated Notes due 2004 (the "Convertible Notes") of the Company and the shares of Common Stock, no par value (the "Common Stock") of the Company issuable upon the conversion of the Convertible Notes (the "Conversion Shares"). The Convertible Notes and the Conversion Shares may be offered from time to time for the accounts of the securityholders named herein (the "Selling Securityholders"). The Convertible Notes and Conversion Shares issuable upon conversion thereof were issued in a private placement by the Company to certain institutional investors and non-U.S. investors in February and March of 1997. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                            SELLING SECURITYHOLDERS

        The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Convertible Notes beneficially owned by each such Selling Securityholder that may be sold, and the number of Conversion Shares that may be sold, by the Selling Securityholders pursuant to this Prospectus. Other than as set forth below, none of the Selling Securityholders has, or within the past three (3) years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or a portion of the Convertible Notes and the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Convertible Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sale. The following table is based upon information furnished to the Company by The Depository Trust Company, New York, New York and the Selling Securityholders:
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
                        PRINCIPAL
                        AMOUNT OF           PERCENT OF
                     CONVERTIBLE NOTES      OUTSTANDING        NUMBER OF
                     BENEFICIALLY OWNED     CONVERTIBLE     CONVERSION SHARES
SELLING SHAREHOLDER  AND THAT MAY BE SOLD      NOTES       THAT MAY BE SOLD(1)
-------------------  --------------------   -----------    -------------------
 The Northwestern         $2,500,000            4.4%             121,212
   Mutual Life
   Insurance Company

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(1)  Assumes conversion of the full amount of Convertible Notes held by such holder at the initial rate of $20,625 in principal amount of Convertible Notes per share of Common Stock.

        Information concerning the Selling Securityholders may change from time to time and will be set forth in future supplements. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus Supplement, the aggregate principal amount of outstanding Convertible Notes is $57,500,000 and the number of shares of Common Stock into which the Convertible Notes may be converted is 2,787,878 shares.

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